Exhibit 3.66

COMPANY AGREEMENT

OF

AMFM TEXAS LICENSES, LLC

This Company Agreement of AMFM Texas Licenses, LLC, a Texas limited liability company (the “Company”), is hereby adopted by AMFM Shamrock Texas, Inc., a Texas corporation and Capstar Radio Operating Company, a Delaware corporation, its initial Members, and Mark P. Mays and Randall T. Mays, its initial Managers.

ARTICLE I

DEFINITIONS

1.1 Definitions. The following terms used in this Agreement shall have the following meanings unless otherwise expressly provided herein:

“Agreement” means this Company Agreement, as originally adopted and as amended from time to time.

“Capital Account” means, with respect to any Member, the account maintained for such Member in a manner which the Members determine is in accordance with Section 6.2.

“Capital Contribution” means any contribution to the capital of the Company in cash or property by a Member whenever made.

“Code” means the Internal Revenue Code of 1986, as amended. All references to “Code Sections” are to sections of the Code.

“Code Section” means a section of the Code and any similar successor section.

“Company” means AMFM Texas Licenses, LLC, a Texas limited liability company.

“Dispose” “Disposing” or “Disposition” means a sale, assignment, conveyance, transfer, exchange, mortgage, pledge, grant of a security interest or other disposition or encumbrance including by operation of law or the acts thereof.

“Distributable Cash” means all cash revenues received by the Company from Company operations, less the sum of (i) all principal and interest payments on any indebtedness of the Company and all other sums paid to lenders, (ii) all cash expenditures incurred incident to the normal operations of the Company’s business, including salaries and bonuses of Managers and/or officers of the Company, and (iii) such cash reserves as the Managers deem reasonably necessary to the proper operation of the Company’s business.

“Initial Capital Contribution” means the initial contribution to the capital of the Company made by a Member pursuant to this Agreement.

“Fiscal Year” means the Company’s fiscal year which shall be the calendar year.

“Losses” means; for each Fiscal Year, the losses and deductions of the Company as reported on the Company’s information tax return filed for federal income tax purposes, plus any expenditures described in Code Section 705(a)(2)(B).

“Manager” means Mark P. Mays, Randall T. Mays or any other person or persons who succeeds them in that capacity or are elected to act as additional managers of the Company as provided herein. “Managers” means all such persons collectively in their capacity as managers of the Company.

“Majority in Interest” means such Members who, in the aggregate, own more than fifty percent (50%) of all of the Membership Interests.

“Member” means those persons listed on Schedule “A” hereto, any successor or successors to all or any part of any such person’s interest in the Company, or any additional Member admitted as a Member of the Company in accordance with Article VIII, each in the capacity as a Member of the Company. “Members” means all such persons collectively in their capacity as Members of the Company.

“Membership Interest” means the percentage of ownership interest of a Member of the Company as set forth on Schedule “A”.

“Profits” means, for each Fiscal Year, the income and gains of the Company as reported on the Company’s information tax return filed for federal income tax purposes, plus any income described in Code Section 705(a)(1)(B).

“Regulations Section” means a section of the Treasury Regulations and any similar successor regulation section unless otherwise noted.

“Section” means a section of this Agreement unless otherwise noted.

“TBOC” means the Texas Business Organizations Code, as the same may be amended from time to time.

ARTICLE II

FORMATION OF THE COMPANY

2.1 Name and Formation. The name of the Company is AMFM Texas Licenses, LLC. The Company was formed by reason of the conversion of AMFM Texas Licenses, LP, a Delaware limited partnership, into AMFM Texas Licenses, LLC, a Texas limited liability company and, accordingly, the Company is a Texas limited liability company duly existing under and subject to the TBOC.

2.2 Principal Place of Business. The principal place of business of the Company within the State of Texas shall be 200 E. Basse Road, San Antonio, Texas 78209. The Company may

locate its place(s) of business and registered office at any other place or places as the Managers may from time to time deem necessary or advisable.

2.3 Registered Office and Registered Agent. The Company’s registered office shall be at 701 Brazos Street, Suite 1050, Austin, Texas 78701, and the name of its initial registered agent at such address shall be Corporation Service Company.

2.4 Term. The term of existence of the Company shall be perpetual unless the Company is earlier dissolved in accordance with the provisions of this Agreement.

2.5 Purposes and Powers.

(a) The purpose of the Company shall be to accomplish any or all lawful business for which limited liability companies may be organized under the TBOC.

(b) The Company shall have any and all powers which are necessary or desirable to carry out the purposes and business of the Company, to the extent the same may be legally exercised by limited liability companies under the TBOC. The Company shall carry out the foregoing activities pursuant to the arrangements set forth in the Certificate of Formation of the Company and this Agreement.

ARTICLE III

MANAGEMENT OF THE COMPANY

The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Managers. In addition to the powers and authorities expressly conferred by this Agreement upon the Managers, the Managers may exercise all such powers of the Company and do all such lawful acts and things as are provided by the TBOC and the Certificate of Formation of the Company, including, but not limited to, contracting for or incurring debts, liabilities and other obligations on behalf of the Company.

ARTICLE IV

MEETINGS OF MEMBERS

4.1 Place of Meetings. All meetings of the Members shall be held at the principal office of the Company or at such other place within or without the State of Texas as may be determined by the Members and set forth in the respective notice or waivers of notice of such meeting.

4.2 Annual Meetings of Members. The annual meeting of the Members of the Company for the transaction of such business for which such meeting is called or as may properly come before the meeting, shall be held at such time and date as shall be designated by the Members from time to time and stated in the notice of the meeting. Such annual meeting shall be called in the same manner as provided in this Agreement for special meetings of the Members, except that the purposes of such meeting need be enumerated in the notice of such meeting only to the extent required by law in the case of annual meetings.

4.3 Special Meetings of Members. Special meetings of the Members may be called by the Managers or by the holders of not less than twenty percent (20%) of all the Membership Interests. Business transacted at all special meetings shall be confined to the purposes stated in the notice.

4.4 Notice of Meetings of Members. Written or printed notice stating the place, day and hour of the meeting and, in the case of special meetings, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) nor more than fifty (50) days before the date of the meeting, either personally or by mail, by or at the direction of the Managers or person calling the meeting, to each Member of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail to the Member at his address as it appears on the transfer record of the Company, with postage prepaid.

4.5 Quorum. A Majority in Interest of the Members shall constitute a quorum at all meetings of the Members, except as otherwise provided by law or the Certificate of Formation. Once a quorum is present at the meeting of the Members, the subsequent withdrawal from the meeting of any Member prior to adjournment or the refusal of any Member to vote shall not affect the presence of a quorum at the meeting. If, however, such quorum shall not be present at any meeting of the Members, the Members entitled to vote at such meeting shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the holders of the requisite amount of Membership Interests shall be present or represented. At any meeting of the Members at which a quorum is present, the vote of the holders of a Majority in Interest of all the Members shall be the act of the Members, unless the vote of a greater number is required by law, the Certificate of Formation or this Agreement.

4.6 Voting. Except for matters for which the affirmative vote of the holders of a specified portion of the Membership Interests entitled to vote is required by the TBOC, at any meeting of the Members at which a quorum is present, the act of Members shall be the affirmative vote of the holders of a Majority in Interest of all the Members.

4.7 List of Members Entitled to Vote. The Managers shall make, at least ten (10) days before each meeting of Members, a complete list of the Members entitled to vote at such meeting, or any adjournment of such meeting, arranged in alphabetical order, with the address of and the Membership Interest held by each, which list, for a period of ten (10) days prior to such meeting, shall be kept on file at the registered office of the Company and shall be subject to inspection by any Member at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to inspection of any Member during the whole time of the meeting. However, failure to comply with the requirements of this Section shall not affect the validity of any action taken at such meeting.

4.8 Registered Members. The Company shall be entitled to treat the holder of record of any Membership Interest as the holder in fact of such Membership Interest for all purposes, and accordingly shall not be bound to recognize any equitable or other claim to or interest in such

Membership Interest on the part of any other person, whether or not it shall have express or other notice of such claim or interest, except as expressly provided by this Agreement or the laws of Texas.

4.9 Actions Without a Meeting and Telephone Meetings. Notwithstanding any provision contained in this Article IV, all actions of the Members provided for herein may be taken by written consent without a meeting, or any meeting thereof may be held by means of a conference telephone call. Any such action which may be taken by the Members without a meeting shall be effective only if the written consent or consents are in writing, set forth the action so taken, and are signed by the holder or holders of Membership Interests constituting not less than the minimum amount of Membership Interests that would be necessary to take such action at a meeting at which the holders of all Membership Interests entitled to vote on the action were present and voted. Prompt notice of the taking of any action by the Members without a meeting by less than unanimous written consent shall be given to those Members who did not consent in writing to the action.

ARTICLE V

MANAGERS

5.1 Number and Qualifications. The number of Managers of the Company shall initially be two (2). Managers need not be residents of the State of Texas and need not be a Member of the Company. The Managers in their discretion may elect a chairman of the Managers who shall preside at meetings of the Managers. The number of Managers may be changed by a Majority in Interest of the Members.

5.2 Authority of the Managers. The Managers of the Company shall have the power and authority to manage the business and affairs of the Company as set forth in Article III.

5.3 Election. At the first annual meeting of the Members and at each annual meeting thereafter, a Majority in Interest of the Members shall elect Managers to hold office until the next succeeding annual meeting. Unless removed in accordance with this Agreement, each Manager shall hold office for the term for which he is elected and until his successor shall be elected and qualified.

5.4 Vacancy. Any vacancy occurring for any reason in the number of Managers shall be filled by the election of a new Manager by a Majority in Interest of the Members. A Manager elected to fill a vacancy shall be elected for the unexpired term of the predecessor in office.

5.5 Removal. At a meeting expressly called for such purpose, all or any lesser number of Managers may be removed at any time, with or without cause, by a Majority in Interest of the Members.

5.6 Place of Meetings. All meetings of the Managers of the Company may be held either within or without the State of Texas.

5.7 Annual Meetings of Managers. The annual meeting of Managers shall be held, without further notice, immediately following the annual meeting of Members, and at the same place, or at such other time and place as shall be fixed with the consent in writing of all the Managers.

5.8 Regular Meetings of Managers: Regular meetings of the Managers may be held without notice at such time and place either within or without the State of Texas as shall from time to time be determined by the Managers.

5.9 Special Meetings of Managers. Special meetings of the Managers may be called by any Manager on 24 hours’ notice to each Manager, either personally or by mail, telephone or by telecopier.

5.10 Quorum. At all meetings of the Managers, the presence of a majority of the Managers (or, if there are two or fewer Managers, then all) shall be necessary to constitute a quorum for the transaction of business, unless a greater number is required by law. The act of a majority of the Managers (or, if there are two or fewer Managers, then all) present at a meeting at which a quorum is present shall be the act of the Managers, except as otherwise provided by law, the Certificate of Formation or this Agreement. If a quorum shall not be present at any meeting of the Managers, the Managers present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

5.11 Attendance and Waiver of Notice. Attendance of a Manager at any meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Managers need be specified in the notice or waiver of notice of such meeting.

5.12 Compensation of Managers. Managers shall receive such compensation, if any, for their services as may be designated from time to time by the Managers and approved by a Majority in Interest of the Members, In addition, the Managers shall be entitled to be reimbursed for out-of-pocket costs and expenses incurred in the course of their service hereunder.

5.13 Committees. The Managers may, by resolution, designate from among the Managers one or more committees, each of which shall be comprised of one or more Managers, and may designate one or more of the Managers as alternate Members of any committee, who may, subject to any limitations imposed by the Managers, replace absent or disqualified Managers at any meeting of that committee. Such committee shall have and may exercise all of the authority of the Managers, subject to the limitations set forth in the TBOC.

5.14 Officers. The Managers may, from time to time, designate one or more officers of the Company. No officer need be a resident of the State of Texas, a Member or a Manager. Any officers so designated shall have such authority and perform such duties as the Managers may, from time to time, delegate to them. The Managers may assign titles to particular officers. Unless the Managers decide otherwise, if the title is one commonly used for officers of a business corporation formed under the TBOC, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office. Each officer shall hold office until his successor shall be duly designated and shall qualify or until his death or earlier resignation or removal. Any number of offices may be held by the same person. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Managers.

ARTICLE VI

CONTRIBUTIONS TO CAPITAL AND CAPITAL ACCOUNTS

6.1 Capital Contributions.

(a) Each Member has previously contributed property to the Company in return for the Membership Interest set forth on Schedule A attached hereto.

(i) If a Majority in Interest of the Members determine that the amounts contributed to the Company by the Members with regard to the Initial Capital Contributions are insufficient to carry out the purposes of the Company, each Member agrees to make one or more additional Capital Contributions to the Company pro rata in relation to their Membership Interests. Each Member shall receive written notice of its pro rata share of the additional Capital Contribution as determined by a Majority In Interest of the Members and shall have thirty (30) days in which to make its additional Capital Contribution.

(ii) If any Member fails to timely make its pro rata share of any additional Capital Contribution, the Membership Interests of the Members shall be adjusted immediately following the failure and this adjustment shall be the sole remedy of the other Members and the Company. Each Member’s Membership Interest shall be adjusted by dividing the total Capital Contributions made by such Member by the total Capital Contributions made by all Members. The resulting percentage shall be the new Membership Interest.

(b) No Member shall be paid interest on any Capital Contribution to the Company.

6.2 Capital Accounts.

(a) A separate Capital Account will be maintained for each Member. Each Member’s Capital Account will be increased by (i) the amount of money contributed by such Member to the Company; (ii) the fair market value of any property contributed by such Member to the Company; (iii) the amount of any Company liabilities that are expressly assumed by such Member or that are secured by any Company property distributed to such Member; and (iv) the amount of Profits allocated to such Member. Each Member’s Capital Account will be decreased by (i) the amount of money distributed to such Member by the Company; (ii) the fair market value of any property distributed to such Member by the Company; (iii) the amount of any liabilities of such Member that are expressly assumed by the

Company or that are secured by any property contributed by such Member to the Company; and (iv) the amount of Losses allocated to such Member.

(b) In the event of a permitted sale or exchange of a Membership Interest in the Company, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred interest.

(c) The manner in which Capital Accounts are to be maintained pursuant to this Section is intended to comply with the requirements of Code Section 704(b) and the Treasury Regulations promulgated thereunder and this Agreement shall be interpreted in a manner so as to comply.

(d) No Member shall be required to restore its negative Capital Account balance to a zero balance.

6.3 Withdrawal or Reduction of Members’ Contributions to Capital.

(a) A Member shall not receive out of the Company’s property any part of its Capital Contributions until all liabilities of the Company have been paid or there remains property of the Company sufficient to pay such liabilities.

(b) No Member shall have the right to withdraw all or any part of its Capital Contribution or to receive any return on any portion of its Capital Contribution, except as may be otherwise specifically provided in this Agreement. Under circumstances involving a return of any Capital Contribution, no Member shall have the right to receive property other than cash.

(c) No Member shall have priority over any other Member, either as to the return of Capital Contributions or as to Profits, Losses or distributions; provided, that this subsection shall not apply to loans (as distinguished from Capital Contributions) which a Member has made to the Company.

6.4 Liability of Members. No Member shall be liable for the debts, liabilities or obligations of the Company beyond its respective Initial Capital Contribution. No Member shall be required to contribute to the capital of, or to loan, the Company any funds after the Initial Capital Contribution as set forth in Section 6.1(a) except as provided in Section 6.1(a).

6.5 Membership Interests. The initial Membership Interest of each Member is set forth opposite its respective name on Schedule “A” attached hereto.

ARTICLE VII

ALLOCATIONS, DISTRIBUTIONS, ELECTIONS AND REPORTS

7.1 Allocations of Profits and Losses.

(a) Except as otherwise required by Code Section 704(c) and as set forth below, the Profits and Losses of the Company for each Fiscal Year shall be allocated among the Members in proportion to their respective Membership Interest in the Company. Any credit available for federal income tax purposes shall be allocated among the Members in the same manner.

(b) If the Capital Account balance of any Member (who has no obligation, deemed or actual, to restore its negative Capital Account) would be reduced below zero by any allocation of Losses pursuant to paragraph (a) above, any excess Losses shall be reallocated to the other Members in proportion to their positive Capital Account balances. Any Profits allocated after a reallocation of Losses described in the preceding sentence shall be first allocated to those Members who were specially allocated Losses in an amount equal to the Losses specially allocated to them.

(c) In the event any Member who is not deemed to be fully obligated to restore a Capital Account deficit in accordance with Treasury Regulations 1.704-1 (b) would receive any adjustments, allocations or distributions which would result in the Member having a negative Capital Account balance in excess of his deemed obligation to restore, the Member shall be allocated items of Company income and gain in the amount of such excess as quickly as possible.

(d) The allocations contained in paragraphs (b) and (c) above are intended to comply with certain requirements of Treasury Regulations Section 1.704-1 (b) and these allocations shall be taken into account when allocating Profits and Losses pursuant to paragraph (a) above so that the net amount of allocation of Profits and Losses and other allocations shall be as nearly equal as possible to each Member as though all Profits and Losses had been allocated in accordance with paragraph (a) above.

7.2 Distributions. All distributions of Distributable Cash or other property shall be made to the Members, pro rata, in proportion to their respective Membership Interests on the record date of such distribution. Except as provided in Section 7.3, all distributions of Distributable Cash and property shall be made at such time as determined by the Managers. All amounts withheld pursuant to the Code or any provisions of state or local tax laws with respect to any payment or distribution to the Members from the Company shall be treated as amounts distributed to the relevant Member or Members pursuant to this Section.

7.3 Limitation Upon Distributions. No distribution shall be declared and paid unless, after the distribution is made, the assets of the Company are in excess of all liabilities of the Company, except liabilities to Members on account of their Capital Contributions.

7.4 Accounting Principles. The Profits and Losses of the Company shall be determined in accordance with accounting principles applied on a consistent basis under the cash or accrual method of accounting for federal income tax purposes as determined by the Managers.

7.5 Records and Reports. At the expense of the Company, the Managers shall maintain records and accounts of all operations and expenditures of the Company. At a minimum, the Company shall keep at its principal place of business the following records:

(a) A current list that states:

(i) The name and mailing address of each Member; and

(ii) The Membership Interest owned by each Member;

(b) Copies of the federal, state and local information or income tax returns for each of the Company’s six most recent tax years;

(c) A copy of the Certificate of Formation and this Agreement and all amendments or restatements thereof, executed copies of any powers of attorney, and copies of any document that creates, in the manner provided by the Certificate of Formation or this Agreement, classes or groups of Members;

(d) Correct and complete books and records of account of the Company; and

(e) Any other books, records or documents required by the TBOC or other applicable law.

7.6 Returns and Other Elections. The Managers shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of such returns, or pertinent information therefrom, shall be furnished to the Members within a reasonable time after the end of each Fiscal Year of the Company. Unless otherwise provided herein, all elections permitted to be made by the Company under federal or state tax laws shall be made by the Managers with the consent of a Majority in Interest of the Members.

ARTICLE VIII

TRANSFERABILITY

8.1 Restrictions on Disposition. A Disposition of an interest in the Company may not be effected without the prior written consent of all of the Members. Any attempted Disposition by a Member of an interest or right, or any part thereof, in or in respect of the Company other than with the consent of all the Members and in accordance with the other terms of this Article VIII shall be, and is hereby declared, null and void.

8.2 Admission of Transferee. A person to whom an interest in the Company has been transferred with the consent of all of the Members has the right to be admitted to the Company as a Member if the Member making such transfer grants the transferee the right to be so admitted, and such transfer is in accordance with the provisions of this Article VIII.

8.3 Required Documents. The Company may not recognize for any purpose any purported Disposition of all or part of a Membership Interest unless and until the other applicable provisions of this Article VIII have been satisfied and the Managers have received, on behalf of the Company, a document (i) evidencing the Disposition of the Membership Interest or part thereof Disposed, (ii) including the transferee’s agreement to be bound by this Agreement in respect of the Membership Interest or part thereof being Disposed, (iii) setting forth the Membership Interest after the Disposition of the Member effecting the Disposition and the person to which the Membership Interest or part thereof is Disposed, and (iv) containing a representation and warranty that the Disposition was made in accordance with all applicable laws and regulations (including securities laws).

8.4 Costs of Disposition. The Member effecting a Disposition and any person admitted to the Company in connection therewith shall pay, or reimburse the Company for, all costs incurred by the Company in connection with the Disposition or admission on or before the tenth day after the receipt by that person of the Company’s invoice for the amount due.

8.5 Additional Members. Any person may, subject to the terms and conditions of this Agreement, become an additional Member in the Company by the sale of new Membership Interests for such consideration as a Majority in Interest of the Members shall determine.

8.6 Withdrawal of Members. Except in connection with the Disposition of a Membership Interest as provided in this Article VIII, no Member may withdraw or resign as a Member of the Company without the prior written consent of all of the remaining Members. No withdrawing Member shall be entitled to receive any distribution upon withdrawal or resignation, unless approved in writing by all of the remaining Members.

ARTICLE IX

DISSOLUTION AND TERMINATION

9.1 Dissolution.

(a) The Company shall be dissolved upon the first of the following to occur:

(i) When the period fixed for the duration of the Company, if any, shall expire;

(ii) Upon the election to dissolve the Company by a Majority in Interest of the Members; or

(iii) The entry of a decree of judicial dissolution under Section 6.02 of the TBOC.

(b) Upon dissolution of the Company, the business and affairs of the Company shall terminate, and the assets of the Company shall be liquidated under this Article IX.

(c) Upon dissolution of the Company, the Managers, at the direction of the Members, may cause any part or all of the assets of the Company to be sold in such manner as the Managers shall determine in an effort to obtain the best prices for such assets; provided, however, that the Members may determine that the assets of the Company shall be distributed in kind to the Members to the extent practicable.

(d) Dissolution of the Company shall be effective as of the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until there has been a winding up of the Company’s business and affairs, and the assets of the Company have been distributed as provided in Section 9.2.

9.2 Distribution of Assets Upon Dissolution. In settling accounts after dissolution, the assets of the Company shall be paid in the following order:

(a) First, to creditors, in the order of priority as provided by law;

(b) Second, an amount equal to the then remaining credit balances in the Capital Accounts of the Members shall be distributed to the Members in proportion to the amount of such balances; and

(c) Third, any remainder shall be distributed to the Members of the Company, pro rata, in accordance with their respective Membership Interests.

9.3 Distributions in Kind. If any assets of the Company are distributed in kind, such assets shall be distributed to the Members entitled thereto as tenants-in-common in the same proportions as the Members would have been entitled to cash distributions if such property had been sold for cash and the net proceeds thereof distributed to the Members. In the event that distributions in kind are made to the Members upon dissolution and liquidation of the Company, the Capital Account balances of such Members shall be adjusted to reflect the Members’ allocable share of gain or loss which would have resulted if the distributed property had been sold at its fair market value.

9.4 Articles of Dissolution. When all liabilities and obligations of the Company have been paid or discharged, or adequate provision has been made therefor, and all of the remaining property and assets of the Company have been distributed to the Members according to their respective rights and interests, the Articles of Dissolution shall be executed on behalf of the Company by the Managers or an authorized Member and shall be filed with the Secretary of State of Texas, and the Managers and Members shall execute, acknowledge and file any and all other instruments necessary or appropriate to reflect the dissolution and termination of the Company.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1 Notices. Any notice, demand or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been given or served for all purposes if delivered personally to the party or to an officer of the party to whom the same is directed or, if sent by registered or certified mail, postage and charges prepaid, addressed to the Member’s and/or the Company’s address as it appears in the Company’s records, as appropriate. Except as otherwise provided herein, any such notice shall be deemed to be given three (3) business days after the date on which the same was deposited in a regularly, maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid.

10.2 Application of Texas Law. This Agreement and the application or interpretation hereof, shall be governed exclusively by the laws of the State of Texas, and specifically the TBOC.

10.3 No Action for Partition. No Member shall have any right to maintain any action for partition with respect to the property of the Company.

10.4 Headings and Sections. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof. Unless the context requires otherwise, all references in this Agreement to Sections or Articles shall be deemed to mean and refer to Sections or Articles of this Agreement.

10.5 Amendment of Certificate of Formation and this Agreement. Except as otherwise expressly set forth in this Agreement, the Certificate of Formation of the Company and this Agreement may be amended, supplemented or restated only upon the unanimous written consent of the Members. Upon obtaining the approval of any amendment to the Certificate of Formation, the Managers shall cause a Certificate of Amendment in accordance with the TBOC to be prepared, and such Certificate of Amendment shall be executed by no less than one Manager and shall be filed in accordance with the TBOC.

10.6 Numbers and Gender. Where the context so indicates, the masculine shall include feminine and neuter, and the neuter shall include the masculine and feminine, the singular shall include the plural and any reference to a “person” shall mean a natural person or a corporation, limited liability company, association, partnership, joint venture, estate, trust or any other entity.

10.7 Binding Effect. Except as herein otherwise provided to the contrary, this Agreement shall be binding upon and inure to the benefit of the Members, their distributees, heirs, legal representatives, executors, administrators, successors and assigns.

10.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and shall be binding upon the Member who executed the same, but all of such counterparts shall constitute the same Agreement.

IN WITNESS WHEREOF, the undersigned, being the initial Member and the initial Managers of the Company, have caused this Agreement to be duly adopted by the Company as of the 10th day of December, 2009.

MEMBER:

AMFM SHAMROCK TEXAS, INC.

By:	/s/ Scott T. Bick
Scott T. Bick, Vice President/Corporate Tax

CAPSTAR RADIO OPERATING COMPANY

By:	/s/ Scott T. Bick
Scott T. Bick, Vice President/Corporate Tax

MANAGERS:

/s/ Mark P. Mays
Mark P. Mays

/s/ Randall T. Mays
Randall T. Mays

[SIGNATURE PAGE TO

COMPANY AGREEMENT OF

AMFM TEXAS LICENSES, LLC]

SCHEDULE “A”

TO

COMPANY AGREEMENT OF AMFM TEXAS LICENSES, LLC

Name and Address of Member	Membership Interest
AMFM Shamrock Texas, Inc. 200 E. Basse Road San Antonio, Texas 78209	1%

Capstar Radio Operating Company 200 E. Basse Road San Antonio, Texas 78209	99%